For Immediate Release
BOFI Holding, Inc. Announces Record Fourth Quarter Net Income of $11.1 million
Q4 Diluted EPS Increases 21.9%; Full-Year Diluted EPS Increases 24.0%

SAN DIEGO, CA - (MARKETWIRE) - August 7, 2013 - BOFI Holding, Inc. (NASDAQ: BOFI) (“BOFI”), parent company of BOFI Federal Bank (the “Bank”), today announced financial results for the fourth quarter and the fiscal year ended June 30, 2013. Net income was a record $11,132,000, an increase of 30.0% over net income of $8,565,000 for the quarter ended June 30, 2012. Earnings attributable to BofI's common stockholders were $11,055,000 or $0.78 per diluted share for the fourth quarter of fiscal 2013, an increase of 35.0% from $8,187,000 or $0.64 per diluted share for the fourth quarter of fiscal 2012.
Core earnings, which exclude the after-tax impact of gains and losses associated with our securities portfolio, increased 36.6% to $12,046,000 for the quarter ended June 30, 2013 compared to $8,817,000 for the quarter ended June 30, 2012.

Fourth Quarter Fiscal 2013 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, unaudited)	Q4 Fiscal 2013	Q4 Fiscal 2012	YOY Change
Net Interest Income	$28,005	$21,590	29.7%
Non-Interest Income	$7,866	$4,958	58.7%
Net Income	$11,132	$8,565	30.0%
Core Earnings[1]	$12,046	$8,817	36.6%
Net Income Attributable to Common Stockholders	$11,055	$8,187	35.0%
Diluted EPS	$0.78	$0.64	21.9%

1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses associated with our securities portfolios.

For the fiscal year ended June 30, 2013, net income was a record $40,291,000, an increase of 36.7% over net income of $29,476,000 for the fiscal year ended June 30, 2012. Earnings attributable to BOFI's common stockholders were $39,456,000 or $2.89 per diluted share for the fiscal year ended June 30, 2013, an increase of 39.9% from $28,205,000 or $2.33 per diluted share for the fiscal year ended June 30, 2012. Record earnings for the quarter and for the year ended June 30, 2013 were primarily the result of growth in both the Bank's loan portfolio and its fee income businesses.
"Although it is gratifying to report our sixth consecutive quarter of record earnings, I am most proud of our significant progress in diversifying our deposit base. We achieved significant growth in consumer and business checking account balances and successfully entered the prepaid sponsorship marketplace. In addition to significantly improving our deposit mix this fiscal year, we continue to diversify our lending businesses and develop new sources of fee income making our business more resilient to changes in market conditions,” stated Mr. Greg Garrabrants, President and Chief Executive Officer. “Diluted earnings per share for the fiscal year ended June 30, 2013 grew 24.0% compared to fiscal 2012. The Company's return on average common stockholders' equity for fiscal 2013 increased to 17.57%, up from 16.95% for fiscal 2012 while also achieving 31.2% net loan growth and 29.5% asset growth during fiscal 2013. Our strong loan quality improved even more with net charge offs to average loans declining to 14 basis points for fiscal 2013, down from 35 basis points for fiscal 2012. Non-performing assets to total assets also decreased to 66 basis points at June 30, 2013, down from 77 basis points at June 30, 2012."

“Our Bank is well positioned for future growth with a robust loan pipeline including increased jumbo and multifamily mortgages as well as increased C & I loans when compared to the pipeline at the end of our March 31, 2013 quarter,” continued Mr. Garrabrants. “To help fund our expected future growth, we anticipate the close of our announced acquisition of approximately $200 million in low-rate consumer deposits from the Principal Bank by the end of next quarter. Our Bank is also well positioned to deploy capital to grow our loan portfolio. The Bank's Tier 1 capital ratio was 8.63% at June 30, 2013 before considering $14.0 million in cash available at the holding company and before considering the approximately $43 million of common stock the holding company can issue 'at-the-market' through our ATM public offering commenced in March 2013."

Other Highlights:

•	Total assets reached $3,090.8 million, up $703.9 million or 29.5% compared to June 30, 2012

•	Loan portfolio grew by $536.4 million or 31.2% compared to June 30, 2012

•	Loan originations increased by $743.1 million, up 53.2% compared to the year ended June 30, 2012

•	Deposits grew by $476.9 million, or 29.5% compared to June 30, 2012

•	Asset quality remains strong with total non-performing assets of 0.66% of total assets and non-performing loans equal to 0.80% of total loans at June 30, 2013

•	Tangible book value increased to $19.16 per share, up $3.34 per share compared to June 30, 2012

Fourth Quarter Fiscal 2013 Income Statement Summary
During the quarter ended June 30, 2013, BofI earned $11,132,000 or $0.78 per diluted share compared to $8,565,000, or $0.64 per diluted share for the quarter ended June 30, 2012. Net interest income increased $6,415,000 or 29.7% for the quarter ended June 30, 2013 compared to June 30, 2012. Average earning assets grew year over year by $612.0 million and our net interest margin was 3.89% compared to 3.80% for the quarters ended June 30, 2013 and 2012, respectively.
Loan loss provision was $1,500,000 for the quarter ended June 30, 2013 as compared to $2,100,000 for the quarter ended June 30, 2012. The decrease was the result of charge-offs decreasing by approximately $624,000 over the same quarter in prior fiscal year offset by growth in loan portfolio.
For the fourth quarter ended June 30, 2013, non-interest income was $7,866,000 compared to $4,958,000 for the three months ended June 30, 2012. The drivers behind the $2,908,000 increase were mortgage banking income which increased $1,330,000 for the quarter ended June 30, 2013, an increase of $1,852,000 in banking service fees and other income, and an increase in other gains on sales of $853,000, partially offset by a $1,136,000 increase in losses on securities.
Non-interest expense or operating costs increased $5,341,000 to $15,353,000 for the quarter ended June 30, 2013 from $10,012,000 for the three months ended June 30, 2012. The increase was primarily a result of an increase in compensation expense of $2,656,000 related to additional staffing added since June 30, 2012, an increase in professional services of $356,000, occupancy and equipment expense increased by $276,000, advertising and promotional expense increased $303,000 and other general and administrative expense increased by $1,272,000. The increases in staffing, occupancy costs, advertising and other general and administrative expenses are primarily due to growth of the Bank's lending and deposit operations.

Balance Sheet Summary
BOFI's total assets increased $703.9 million, or 29.5%, to $3,090.8 million, as of June 30, 2013, up from $2,386.8 million at June 30, 2012. The loan portfolio increased a net $536.4 million, primarily from portfolio loan originations of $1,054.6 million less principal repayments and other adjustments of $518.2 million. Loans held for sale decreased $2.2 million. Investment securities decreased $14.6 million as principal repayments exceeded new security investments. Total liabilities increased by $642.3 million or 29.5%, to $2,822.5 million at June 30, 2013, up from $2,180.2 million at June 30, 2012. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $476.9 million and growth in FHLB borrowings of $168.4 million. Stockholders' equity increased by $61.6 million, or 29.8%, to $268.3 million at June 30, 2013, up from $206.6 million at June 30, 2012. The increase was primarily the result of $40.3 million in net income, issuance of Series C convertible preferred stock of $18.5 million, sale of common stock through ATM offering of $6.8 million, vesting and issuance of RSU's and exercise of stock options of $2.2 million, less $5.4 million unrealized loss in other comprehensive income and $0.8 million in dividends declared on preferred stock.

The Bank's Tier 1 capital was 8.63% at June 30, 2013 compared to 8.62% at June 30, 2012.

Conference Call
A conference call and webcast will be held on Wednesday, August 7, 2013 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-587-0615, passcode 1735863. The conference call will be webcast live and may be accessed at BOFI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BOFI's website for 30 days.

About BOFI Holding, Inc. and BOFI Federal Bank
BOFI Holding, Inc. (“BOFI”) is the holding company for BOFI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $3.0 billion in assets, BOFI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BOFI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BOFI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BOFI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Dollars in thousands, unaudited)	2013	2012	2013	2012
Net income	$11,132	$8,565	$40,291	$29,476
Realized securities losses (gains)	208	—	(212)	—
Unrealized securities losses	1,353	425	2,227	2,018
Tax provision	(647)	(173)	(825)	(817)
Core earnings	$12,046	$8,817	$41,481	$30,677

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BOFI's financial prospects and other projections of its performance and asset quality, BOFI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BOFI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BOFI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:
BOFI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@bofifederalbank.com

Investor Relations:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
1-212-301-7130
markmcp@mzgroup.us

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

(Unaudited)	At June 30,
(Dollars in thousands)	2013	2012
Selected Balance Sheet Data:
Total assets	$3,090,771	$2,386,845
Loans—net of allowance for loan losses	2,256,918	1,720,563
Loans held for sale, at fair value	36,665	38,469
Loans held for sale, lower of cost or market	40,326	40,712
Allowance for loan losses	14,182	9,636
Securities—trading	7,111	5,838
Securities—available-for-sale	185,607	164,159
Securities—held-to-maturity	275,691	313,032
Total deposits	2,091,999	1,615,088
Securities sold under agreements to repurchase	110,000	120,000
Advances from the FHLB	590,417	422,000
Subordinated debentures and other borrowings	5,155	5,155
Total stockholders’ equity	268,262	206,620

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	At or for the Three Months Ended		At or for the Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Selected Income Statement Data:
Interest and dividend income	$36,463	$30,004	$135,654	$115,733
Interest expense	8,458	8,414	34,026	36,545
Net interest income	28,005	21,590	101,628	79,188
Provision for loan losses	1,500	2,100	7,550	8,063
Net interest income after provision for loan losses	26,505	19,490	94,078	71,125
Non-interest income	7,866	4,958	27,710	16,370
Non-interest expense	15,353	10,012	53,587	37,958
Income before income tax expense	19,018	14,436	68,201	49,537
Income tax expense	7,886	5,871	27,910	20,061
Net income	$11,132	$8,565	$40,291	$29,476
Net income attributable to common stock	$11,055	$8,187	$39,456	$28,205
Per Share Data:
Net income:
Basic	$0.79	$0.69	$3.00	$2.45
Diluted	$0.78	$0.64	$2.89	$2.33
Book value per common share	$19.16	$15.82	$19.16	$15.82
Tangible book value per common share	$19.16	$15.82	$19.16	$15.82
Weighted average number of shares outstanding:
Basic	13,918,635	11,927,912	13,156,646	11,489,190
Diluted	14,162,338	13,237,863	13,819,412	12,488,555
Common shares outstanding at end of period	13,733,325	11,512,536	13,733,325	11,512,536
Common shares issued at end of period	14,638,229	12,321,578	14,638,229	12,321,578
Performance Ratios and Other Data:
Loan originations for investment	$276,343	$202,735	$1,054,624	$732,826
Loan originations for sale	$270,711	$167,044	$1,085,941	$664,622
Loan purchases	$—	$—	$1,541	$—
Return on average assets	1.50%	1.48%	1.46%	1.35%
Return on average common stockholders’ equity	16.96%	17.77%	17.57%	16.95%
Interest rate spread[1]	3.76%	3.67%	3.66%	3.55%
Net interest margin[2]	3.89%	3.80%	3.79%	3.70%
Efficiency ratio	42.80%	37.71%	41.43%	39.72%
Capital Ratios:
Equity to assets at end of period	8.68%	8.66%	8.68%	8.66%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.63%	8.62%	8.63%	8.62%
Tier 1 risk-based capital ratio[3]	14.52%	13.69%	14.52%	13.69%
Total risk-based capital ratio[3]	15.28%	14.32%	15.28%	14.32%
Tangible capital to tangible assets[3]	8.63%	8.62%	8.63%	8.62%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	(0.07)%	0.19%	0.14%	0.35%
Non-performing loans to total loans	0.80%	0.98%	0.80%	0.98%
Non-performing assets to total assets	0.66%	0.77%	0.66%	0.77%
Allowance for loan losses to total loans at end of period	0.62%	0.55%	0.62%	0.55%
Allowance for loan losses to non-performing loans	77.48%	56.28%	77.48%	56.28%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BOFI Federal Bank.